EXHIBIT R(2)

                          FIRST NATIONAL BANK OF OMAHA

                                 CODE OF ETHICS

STATEMENT OF PURPOSE

     The employees of First National of Nebraska, its affiliates and subsidiaries (the "Company") occupy a unique position of trust in relation to their customers, suppliers and federal and state regulatory authorities. Therefore, it is mandatory that employees conduct themselves in an ethical manner. This Code of Ethics has been prepared so that the employees of the Company will be well informed of their responsibilities. This Code of Ethics applies to all employees, officers and directors of the Company, and all such persons are requested to read the contents of this Code of Ethics carefully and abide by the guidelines it establishes. This policy also covers Principal Shareholders, however the Company feels that since the potential for conflicts is so remote, the Company will monitor Principal Shareholder activities under the requirements of Regulation O only. All references to the Company in this Code of Ethics should be read to include the Company and its affiliates and subsidiaries.


PROTECTION OF INFORMATION

Confidential Information

     Information pertaining to the Company and its customers or suppliers should be maintained in confidence and employees of the Company should never use such information for personal gain. Confidential information should not be released unless it has been officially made available to the public or disclosure of the information is required for the official performance of the Company's business. Any doubts concerning disclosure or nondisclosure of information should be resolved in favor of nondisclosure.

     Files, compilations such as customer lists or other business records, and any other documents containing information about transactions or solicitation for business, whether prepared by you or provided to you, are the property of the Company. Therefore, these materials may be used only in connection with your employment by Company and they, and any copies or transcriptions thereof, must be returned at the time of termination of your employment with the Company.

Material Non-public Information

     The federal securities laws provide that you may not buy or sell any company's securities if you have material nonpublic information about the company. These laws further set forth civil and criminal penalties, including fines and jail terms, for violations. Examples of material nonpublic information are set forth in Attachment A. As an employee of the Company you may come into possession of material nonpublic information concerning the Company and its customers or its suppliers. The Company's policy regarding the use of material nonpublic information is set forth below.

     Employees and their family members and others living in the same household ("Covered Persons") are subject to the following restrictions with regard to buying and selling the common stock of the Company or any of the Company's customers or suppliers:

     1. When an employee has any material nonpublic information about the Company or any of its customers, neither the employee nor any Covered Person may buy or sell common stock of the Company, disclose the information to others or recommend the purchase or sale of the common stock of the Company;

     2. Neither employees nor Covered Persons may engage in any short sale of the Company's common stock or engage in any transaction involving options on the Company's common stock (except for options, warrants and rights issued by the Company); and

     3. Employees and Covered Persons will notify the Corporate Secretary's Office at (402) 341-0500 if they borrow money to purchase the Company's common Stock.

     It is strongly recommended that you contact the Corporate Secretary's Office at (402) 341-0500 if you have any specific questions regarding this policy.

Responses to Request for Information

     Inquiries concerning credit history of customers or past customers should be referred to the respective loan department head of a banking subsidiary loan department. Inquiries at non-bank subsidiaries should be referred to the credit manager.

     Inquiries made by the press, investment analysts or others in the financial community must be responded to only by an appropriately designated official of the Company. Unless expressly authorized to respond, all employees receiving an inquiry relating to First National of Nebraska, First National Bank of Omaha or non-bank affiliates must decline comment and refer it to the President or an Executive Vice President of First National Bank of Omaha. Banking affiliate employees will refer inquiries to their Affiliate Bank President.

     Requests, written or oral, for references on former or present employees should be referred to the Human Resources Department/Personnel Manager.

     Inquiries from local, state, and federal agencies or attorneys and correspondence regarding a claim or suit should be referred to the respective subsidiary President. In the case of First National Bank of Omaha, inquiries should be referred to the Corporate Secretary's Office. For unusual or exceptionally large matters relating to legal affairs, please refer to First National of Nebraska's Legal Policy. Subpoenas delivered to First National of Nebraska, First National Bank of Omaha, and non-bank affiliates should also be directed to the Corporate Secretary's Office. Subpoenas delivered to the bank affiliates should be directed to the Affiliate Bank President.


CONFLICTS OF INTEREST

     The Company prohibits employees from engaging in transactions that involve, or appear to involve, a conflict of interest between the employee and either the Company or one of its customers or suppliers.

     Employees shall not give the Company's vendors or suppliers preferential treatment in transactions involving the Company, and all transactions between the Company and its customers or suppliers shall be consummated at arm's length.

What is a Potential Conflict of Interest

     A conflict of interest is any situation in which an employee's individual interests are opposed to the Company's or one of its customer's interests.

     A conflict of interest may arise any time an employee of the Company has an interest in or a relationship (unrelated to the business of the Company) with a borrower, customer, supplier or competitor of the Company ("Third Parties").

     A conflict of interest may also exist if an employee is in a position to receive a benefit, financial or otherwise, in connection with a transaction involving the Company.

     Certain relationships create a conflict of interest while others do not. Consider the following examples:

     Example 1: An employee is a shareholder of Corporation X, and Corporation X is a customer of the Company.

     A conflict of interest exists if the employee is a loan officer and will make or influence decisions about Corporation X's loan account.

     A conflict of interest does not exist if the employee is a deposit account representative and does not make or influence decisions about any of Corporation X's accounts at the Company.

     Example 2: An employee is married to the President of Supplier A, a major supplier to the Company.

     A conflict of interest exists if the employee makes or influences purchasing decisions regarding Supplier A.

     A conflict of interest does not exist if the employee is not involved in any purchasing decisions.

What to do if a Conflict of Interest Exists

     The keys to effectively dealing with conflicts of interest are timely disclosure and objective evaluation. Accordingly, all employees shall report relationships that could create conflicts of interest to an Affiliate President and in the case of First National Bank of Omaha to the Corporate Secretary's Office. Reports should be made on the form set forth as Attachment B. The existence of a potential conflict of interest does not reflect adversely on an employee, and prompt disclosure of these situations reflects positively on an employee. Management will advise employees how to handle specific conflict of interest situations as they arise.

     Bank employees in the position of Assistant or Second Vice-President and senior shall file an annual Potential Conflict of Interest Report with their Affiliate President and in the case of First National Bank of Omaha the Corporate Secretary's Office. Non-bank affiliate employees holding an officer position shall file with their Affiliate President. The annual reporting should be made on the form set forth as Attachment B. These conflict of interest reports will be summarized and provided to the appropriate committee.

     Once a conflict of interest has been identified, employees with a conflict of interest should abstain from the approval process of any transaction involving persons creating the conflict of interest.

GIFTS AND OTHER THINGS OF VALUE RECEIVED BY COMPANY EMPLOYEES

Prohibition on Soliciting and Accepting Gifts from Company Customers

     The Company prohibits any employee from soliciting for himself or herself or for a third party (other than the Company itself) anything of value from anyone in return for any business service of the Company or for information about the Company.

     With certain exceptions, the Company further prohibits all employees from accepting anything of value from anyone in connection with the business of the Company, either before or after a transaction is discussed or consummated. This includes the receipt of any unauthorized fees or commissions in connection with a transaction involving the Company. The exceptions to this rule include acceptance of:

     1. gifts based on obvious personal relationships such as those with parents, children or spouses where it is clear that the relationship is the motivating factor;

     2. meals, travel, or accommodations in the course of a meeting for bona fide business discussions (provided that the expense would be paid for by the Company as a reasonable business expense if not paid by another party) ( A report of such events must be provided to the Affiliate President or First National Bank of Omaha's Corporate Secretary's Office, whichever party is applicable, if the value received is greater than $50.00. The reporting form is set forth as Attachment C.);

     3. loans from other financial institutions on customary terms to finance proper activities of the employee;

     4. promotional materials of a reasonable value ($50.00 or less);

     5. discounts or rebates available to other customers;

     6. gifts of reasonable value ($50.00 or less) related to commonly recognized events such as a promotion, wedding, holiday, etc.; or

     7. organizational awards for recognition of service and/or accomplishment.

     The aggregate value of the items received under the exceptions listed above shall not exceed the value of $300.00 per vendor in a calendar year.

     An employee has received an improper benefit if he or she has accepted or solicited from someone doing business or seeking to do business with the Company, either a business opportunity not available to others or a business opportunity that is made available because of the employee's position with the Company.

Reporting the Receipt of Gifts and Other Things of Value

     If an employee is offered or receives something of value that violates the guidelines outlined above (an item valued at $50 or more), or if an employee becomes aware of another employee receiving something of value that violates those guidelines, the employee must disclose that fact to the Affiliate President or First National Bank of Omaha's Corporate Secretary's Office, whichever party is applicable, on the form set forth in Attachment C. At that time, a determination will be made as to the acceptance of the item of value. The Company has no intent to invade the privacy of its employees or to examine their personal affairs beyond the extent necessary to determine whether any improper benefit has been received.


ACTIVITIES UNRELATED TO THE COMPANY'S BUSINESS

Outside Employment

     The Company does not object to an employee accepting off-duty employment or self-employment for salary or commission, provided that: (1) there is not a conflict of interest with the Company; (2) the off-duty employment does not interfere with the satisfactory performance of the employee's duties; and (3) the occupation is of the type that would not bring discredit upon the employee or the Company. Employees are required to discuss any outside employment with their immediate supervisor prior to accepting an outside position or job.

     Generally, an employee may not be a supplier of goods or services to the Company, represent a supplier to the Company, or work for a supplier to the Company, while employed at the Company.

     An employee of the Company may not perform outside work for another business or solicit business for another entity on the Company's premises or while conducting Company work.

Outside Boards of Directors

     Acceptance of membership on outside boards of for-profit corporations may also involve the possibility of a conflict of interest. No employee should accept a directorship in any profit-making corporation without prior approval from a member of the Executive Committee.

     Employees are encouraged to serve in civic, charitable, or religious organizations. However, they are required to report in writing, to the Director of Human Resources/Personnel Manager, any outside not-for-profit board on which they serve.

Political Activity

     The Company encourages employees to take an active interest in political affairs for the same reason it encourages activity in community affairs. All employees engaging in political activities must make it clear to all concerned that they are acting as private individuals and not as representatives of the Company. Use of the Company's facilities, real or personal property or personnel for political purposes is not permitted without prior approval of First National of Nebraska Executive Management. There are federal and state laws strictly limiting the political activities of banks and corporations. Questions about the permissibility of an activity should be referred to the Corporate Secretary's Office at (402) 341-0500.

Use of Company Resources

     Company employees shall not use the Company's facilities, real or personal property or personnel for purposes unrelated to the Company's business without authorization from management or in accordance with a policy established and approved by management. Further, usage of personal computers will adhere to each subsidiary's end user computing requirements. Usage of electronic mail systems will also adhere to each subsidiary's electronic mail system requirements. For further information Company employees should contact their immediate managers.


CONCLUSION

     It is important that all of the Company's employees observe good morals and proper ethics while conducting the Company's business.

     If an employee has any doubt as to his or her responsibilities under these guidelines, he or she should seek clarification and guidance from management before action is taken.

     The Company expects the strictest compliance with these guidelines and procedures by all personnel at every level. The failure to comply with the guidelines established in this Code of Ethics could result in an employee's termination.


ATTACHMENT A

     Material information is any information that a reasonable investor would consider important in a decision to buy, hold or sell stock: In short, any information which could reasonably affect the price of the stock. If you are considering buying or selling a security because of information you possess, you should assume such information is material. As can be expected, there is no clear-cut line for determining what information is material. The following factors may influence whether or not certain information is deemed to be material:

     1. the size of the event or transaction relative to total company activity;
     2.   specificity of the information;
     3. reliability of the information, in light of its nature and source and circumstances under which it was received;
     4. whether the information is novel or surprising in terms of previous company experience or performance; and
     5.   current SEC attitudes towards appropriate subjects for disclosure.

     Certain types of information may be classified as almost always material or sometimes material, depending on the circumstances.

Information that is almost always material:

     1.   company financial results;
     2.   dividend changes;
     3.   public offerings or private sales of debt or equity securities;
     4.   calls, redemption's or repurchases of the company's securities;
     5.   top management or control changes; and
     6.   bankruptcy or Chapter 10 or 11 proceedings.

Information that may be material:

     1.   total or partial acquisitions;
     2.   new programs or services;
     3.   marketing plans;
     4.   joint ventures;
     5.   exclusive licenses and other patent or franchise agreements;
     6. adoption of stock option plans, grants of options and adoption of other compensation plans;
     7.   capital investment plans and changes in such plans;
     8.   contract awards or cancellations;
     9.   defaults on debts or contracts;
     10.  write-offs;
     11.  changes in accounting methods;
     12.  labor negotiations, contracts or disputes;
     13.  disputes with clients;
     14.  litigation or government investigations;
     15.  significant borrowing; and
     16.  any other event requiring the filing of a report with the SEC.

     This list is not all-inclusive but merely illustrates types of information that should be considered material. Generally, if information has influenced a decision to trade, it can be claimed that the information was material.

     Twenty-Twenty Hindsight. If your securities transactions become the subject of scrutiny, they will be viewed after-the-fact with the benefit of hindsight. As a result, before engaging in any transaction you should carefully consider how regulators and others might view your transaction in hindsight.

     Transactions by Family Members. The very same restrictions apply to your family members and others living in your household. Employees are expected to be responsible for the compliance of their immediate family and personal household. Such family members and others living in the same household are referred to as "Covered Persons."

     Tipping Information to Others. Whether the information is proprietary information about the Company, the Company or its customers or suppliers or information that could have an impact on the stock price of such an entity, employees must not pass the information on to others. Legal penalties apply, whether or not you derive any benefit from another's actions.

     When Information Is Public. Information is "non-public" until it has been disseminated in a manner making it available to investors generally. This is typically satisfied by distribution of such information by means of a press release. However, even after such information is released to the press, you should wait a period of time (at least one business day and often two or three business days) before trading or disclosing such information to others. Again, it is a good idea to exercise caution and wait a longer period of time following the release of material information than you might first consider warranted.